Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Charles & Colvard, Ltd.
Morrisville, North Carolina

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-151255, No. 333-204496 and No. 333-212265) of Charles & Colvard, Ltd. of our report dated March 9, 2017, relating to the consolidated financial statements of Charles & Colvard, Ltd. which appears in this Form 10-K.

/s/ BDO USA, LLP

Raleigh, North Carolina
March 9, 2017